Exhibit (d)(2)

NOVELL, INC. 1991 STOCK PLAN
STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Novell, Inc. 1991 Stock Plan (the “Plan”) shall have the same defined meanings in this Option Agreement.

I.  NOTICE OF STOCK OPTION GRANT

Employee ID:	«id»
Name:	«fn» «mn» «Ln»
Address:	«ad1»
«ad2»
«cty» «st» «z»
«ctry»

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:	«nbr»
Date of Grant:
Exercise Price per Share:
Total Number of Shares Granted:	«shgtd»
Type of Option:	Nonstatutory Stock Option
Term/Expiration Date:

Vesting Schedule:  This Option will vest over four (4) years with 25% vesting on the first annual anniversary of the Date of Grant, and thereafter an additional 2.08% vesting on each monthly anniversary of the Date of Grant. The vesting of the Option may be accelerated in certain circumstances pursuant to the policies and practices of the Company.

Termination Period:  In the event the Optionee’s Continuous Status as an Employee or Consultant terminates, this Option may be exercised for 60 days after such termination, or such longer period as may be applicable upon death or Disability of Optionee as provided in the Plan, but in no event later than the Term/Expiration Date as provided above.

II.  AGREEMENT

1. Grant of Option.  This Agreement evidences the grant by the Plan Administrator of the Company to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”) of an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Novell, Inc. 1991 Stock Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code.

2. Exercise of Option.

(a) Right to Exercise.  Optionee may only exercise this Option to the extent that it has vested in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement, and only to the extent it has not otherwise expired or been terminated. In the event of Optionee’s death, Disability or other termination of Optionee’s employment or consulting relationship, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise.  This Option is exercisable by delivery of an exercise notice found on the innerweb http://innerweb.Novell.com/sharehld (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares as to which the Option is being exercised (the “Exercised Shares”) and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Shareholder Services Department of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and any required withholding tax.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

3. Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash; or

(b) check; or

(c) delivery of a properly executed Exercise Notice together with such other documentations as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(d) surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

4. Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5. Term of Option.  This Option will expire eight (8) years from the date of its grant.

6. Tax Consequences.  Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercising the Option.

(i) Nonqualified Stock Option (“NSO”).  If this Option does not qualify as an ISO, the Optionee may incur regular federal income tax liability upon exercise. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an employee or a former employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(ii) Incentive Stock Option (“ISO”).  If this Option qualifies as an ISO, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise.

(b) Disposition of Shares.

(i) NSO.  If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

(ii) ISO.  If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the fair market value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price.

(c) Notice of Disqualifying Disposition of ISO Shares.  If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. It is agreed that this Option Agreement shall be interpreted and construed in accordance with the laws of that jurisdiction in which enforcement is sought. Should any portion of this Agreement be judicially held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating the remainder of this Agreement or any other part thereof, the parties hereby agreeing that the portion so held to be invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope. This Option Agreement shall supersede the terms of any prior agreement or understanding between Optionee and the Company regarding the subject matter hereof, and constitutes the full and entire understanding and agreement between Optionee and the Company regarding the subject matter hereof. This Option Agreement may be modified or amended only in writing signed by an officer of the Company and by Optionee. Optionee agrees and acknowledges the Company’s “at will” employment policy, which is that the Company reserves the right to discontinue Optionee’s employment at any time for any reason or no reason without notice, and that the Company accords Optionee the right to discontinue employment at any time for any reason or no reason without notice. The Company agrees and acknowledges that it’s “at will” employment policy may not be enforceable in the jurisdiction in which Optionee is domiciled. Optionee agrees that nothing in this Agreement shall be construed as a limitation of the rights of the Company to terminate Optionee’s employment with the Company at any time for any reason or no reason without notice.

OPTIONEE:	NOVELL, INC.:

By:
Signature	Alan J. Friedman
Title: Senior Vice President — People

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